Exhibit 10.2

September 30, 2005

Mr. Robert A. Eberle

7 Rockrimmon Road

North Hampton, NH 03862

Dear Rob:

Reference is made to your Amended and Restated Employment Agreement with Bottomline Technologies (de), Inc. (the “Company”) dated as of November 21, 2002 (the “Agreement”). By execution and delivery of this letter, the Company hereby agrees to continue the Agreement through its next subsequent renewal term of November 21, 2008, unless sooner terminated in accordance with the provisions of Section 5 of the Agreement. For all purposes of the Agreement, such extension shall be deemed a portion of the Employment Period, as defined in the Agreement. In all respects, the Agreement shall remain in full force and effect, as so extended, provided, however, that:

1.	It is agreed and acknowledged that your current titles for purposes of the Agreement are President, Chief Operating Officer and Secretary. The first sentence of Section 2 of the Agreement is hereby amended accordingly.

2.	It is further agreed that your current base salary is $280,000, your current bonus opportunity is $280,000 and that Section 3.1 of the Agreement is hereby amended accordingly. Further salary, bonus and equity incentive adjustments may be made from time to time in accordance with the terms of the Agreement as so extended.

3.	It is further agreed that all references to Stock Options in the Agreement shall also include any restricted stock grants of the Company’s common stock, and, wherever the phrase “Stock Options” appears in the Agreement, it shall hereinafter refer to Stock Options and such restricted stock grants.

4.	It is further agreed that Section 6.1 of the Agreement shall be amended to read as follows: “and, in the case of termination by the employee pursuant to Section 5.6, the provisions of Section 6.5 shall apply with respect to stock options granted prior to July 1, 2005 only.”

5.

It is further agreed that the initial paragraph of Section 6.5 of the Agreement shall read as follows: “In the event that (a) a Change in Control shall occur, (b) the Company’s Board of Directors appoints a new Chief Executive Officer other than by reason of the resignation of the Company’s current Chief Executive Officer or (c) the Employee’s employment with the

September 30, 2005

Company is terminated under Section 6.2, 6.3 or 6.4 of this Agreement and pursuant to the terms of such provision this Section 6.5 applies”.

By execution of this letter, you hereby agreed to the foregoing extension of the Agreement, and reaffirm your obligations under the Agreement.

Very truly yours,

Bottomline Technologies (de), Inc.

By:  /s/    JOSEPH LEO BARRY

        Joseph Leo Barry

        Chairman, Compensation Committee

Acknowledged and Agreed:

/s/    ROBERT EBERLE

Robert Eberle